Exhibit 2.1

Amendment No. 2 to Agreement and Plan of Merger

This Amendment No. 2 to Agreement and Plan of Merger (this “Amendment”) is made and entered into as of March 10, 2020 (the “Second Amendment Date”) by and among (i) Gordon Pointe Acquisition Corp, a Delaware corporation (“Acquiror”), (ii) GPAQ Acquisition Holdings, Inc., a Delaware corporation (“Holdings”), (iii) GPAQ Acquiror Merger Sub, Inc., a Delaware corporation (“Acquiror Merger Sub”), (iv) GPAQ Company Merger Sub, LLC, a Delaware limited liability company (“Company Merger Sub”; Company Merger Sub and Acquiror Merger Sub are together referred to herein as the “Merger Subs”; the Merger Subs, Acquiror and Holdings are collectively referred to herein as the “Acquiror Parties”), (v) HOF Village, LLC, a Delaware limited liability company (the “Company”), and (vi) HOF Village Newco, LLC, a Delaware limited liability company (“Newco”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement (as defined below).

RECITALS

WHEREAS, the Acquiror Parties, the Company and Newco entered into that certain Agreement and Plan of Merger, dated as of September 16, 2019, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of November 6, 2019 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement in accordance with Section 11.10 of the Agreement, on the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows in accordance with Section 11.10 of the Agreement:

Article 1

1.1 Amendment to Section 1.01.

(a) Section 1.01 of the Agreement is hereby amended by replacing the definitions of “Available Closing Date Cash”, “Company Operating Agreement”, “Form S-4” and “Holdings Warrant” with the following:

“Available Closing Date Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the result of (without duplication) (i) the cash available to be released from the Trust Account, plus (ii) the net proceeds raised by Acquiror in any PIPE Transaction or Pre-Closing Debt Transaction, minus (iii) the sum of all payments to be made as a result of the completion of the Offer and any redemptions of Acquiror Common Stock by any Redeeming Acquiror Stockholders.

“Company Operating Agreement” means that certain First Amended and Restated Operating Agreement of HOF Village, LLC, dated as of December 11, 2018, by and among the Company and the Company Members listed therein, as amended by (a) the First Amendment to First Amended and Restated Operating Agreement of HOF Village, LLC, dated as of December 11, 2018, (b) the Second Amendment to First Amended and Restated Operating Agreement of HOF Village, LLC, dated as of July 31, 2019, and (c) the Third Amendment to First Amended and Restated Operating Agreement of HOF Village, LLC, dated as of September 15, 2019.

“Form S-4” means the registration statement on Form S-4 of Holdings, as amended, with respect to registration of the shares of Holdings Common Stock and Holdings Warrants to be issued in connection with the Mergers.

“Holdings Warrant” means a warrant entitling the holder to purchase 1.421333 shares of Holdings Common Stock per warrant.

(b) Section 1.01 of the Agreement is hereby amended by adding the following definition of “Pre-Closing Debt Transaction”:

“Pre-Closing Debt Transaction” means any issuance, or transaction calling for the issuance, of (a) debt of the Company or Acquiror or (b) securities convertible into or exchangeable or exercisable for Company Membership Interests, Acquiror Common Stock, Holdings Common Stock or other equity interests of the Company, Acquiror or Holdings, effected during the period from the date hereof to the Closing Date, as approved by the Company and Acquiror.

1.2 Amendment to Section 2.09(b). Section 2.09(b) of the Agreement is hereby amended and replaced with the following:

“(b) Acquiror Common Stock and Acquiror Class F Common Stock. Each issued and outstanding share of Acquiror Common Stock (including those described in Section 2.09(a) and excluding shares held by Redeeming Acquiror Stockholders) shall be converted automatically into and thereafter represent the right to receive 1.421333 shares of Holdings Common Stock, following which all shares of Acquiror Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing shares of Acquiror Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Upon the surrender of such certificate in accordance with Section 2.11, each certificate previously evidencing shares of Acquiror Common Stock (including those described in Section 2.09(a) and excluding shares held by Redeeming Acquiror Stockholders) shall be exchanged for a certificate representing the number of shares of Holdings Common Stock equal to (i) the number of shares of Acquiror Common Stock evidenced by such certificate, multiplied by (ii) 1.421333. Each certificate formerly representing shares of Acquiror Common Stock owned by Redeeming Acquiror Stockholders shall thereafter represent only the right to receive the relevant amount for their shares of Acquiror Common Stock in accordance with the applicable provisions of Law and the governing documents of Acquiror.

Each issued and outstanding share of Acquiror Class F Common Stock (other than shares held by Redeeming Acquiror Stockholders) shall be converted automatically into and thereafter represent the right to receive one share of Holdings Common Stock, following which all shares of Acquiror Class F Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing shares of Acquiror Class F Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Upon the surrender of such certificate in accordance with Section 2.11, each certificate previously evidencing shares of Acquiror Class F Common Stock (other than shares held by Redeeming Acquiror Stockholders) shall be exchanged for a certificate representing the same number of shares of Holdings Common Stock. Each certificate formerly representing shares of Acquiror Class F Common Stock owned by Redeeming Acquiror Stockholders shall thereafter represent only the right to receive the relevant amount for their shares of Acquiror Class F Common Stock in accordance with the applicable provisions of Law and the governing documents of Acquiror.”

1.3 Amendment to Section 2.18. Section 2.18 is hereby amended by inserting the following sentence at the end of such Section 2.18: “Notwithstanding the foregoing, prior to the Closing Date, a New Company Convertible Noteholder may elect to exchange (prior to or at the Closing Date) its New Company Convertible Note into securities having a like stated value or face amount offered in a PIPE Transaction or Pre-Closing Debt Transaction, in which case such exchanged New Company Convertible Note will not be converted in the Merger.”

1.4 Addition of New Section 2.23. Article II of the Agreement is hereby amended by adding the following new Section 2.23:

“2.23 Cancellation of Certain Shares of Acquiror Class F Common Stock. Prior to the Effective Time, Acquiror shall cause up to 1,185,741 shares of Acquiror Class F Common Stock to be cancelled as set forth in the side letter agreement between the Company and the Sponsor dated as of the Second Amendment Date.”

1.5 Amendment to Section 5.13. Section 5.13 of the Agreement is hereby amended by adding the words “and any cancellation of shares of Acquiror Class F Common Stock” after the words “Subject to any redemptions by Redeeming Acquiror Stockholders”.

1.6 Amendment to Section 6.01(b). Section 6.01(b) of the Agreement is hereby amended by adding the words “or a Pre-Closing Debt Transaction” after the words “New Company Convertible Notes” in clause (iii) of such Section 6.01(b).

1.7 Amendment to Section 6.09. Section 6.09 of the Agreement is hereby amended by replacing the first sentence with the following: “The Company acknowledges that Acquiror (with the assistance of the Sponsor) may elect to raise capital through a PIPE Transaction, a ‘Qualified Opportunity Zone’ investment opportunity or a Pre-Closing Debt Transaction.”

1.8 Amendment to Section 7.03(a). Section 7.03(a)(vii) of the Agreement is hereby amended by adding the words “in connection with a Pre-Closing Debt Transaction or” after the word “except”. Section 7.03(a)(viii) of the Agreement is amended by adding the words “except in connection with a PIPE Transaction” at the start of the Section.

1.9 Amendment to Definition of Termination Date. The definition of “Termination Date” (as defined in Section 10.01(b) of the Agreement) is hereby amended to mean May 14, 2020.

1.10 Amendment to Exhibit A. Exhibit A to the Agreement, the Form of Director Nominating Agreement, is hereby amended and replaced in its entirety with the Exhibit A attached hereto.

Article 2

2.1 Governing Law. This Amendment, and all claims or causes of action based upon, arising out of, or related to this Amendment or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

2.2 Original Agreement. For all purposes of the Agreement, each reference in the Agreement to “this Agreement” or “the Agreement” shall mean the Agreement as amended by this Amendment, and as hereafter amended or restated. Except as herein expressly amended, this Amendment shall not alter, modify or amend any of the provisions of the Agreement and the Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms.

2.3 Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Amendment shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

2.4 Entire Agreement. The Agreement, as amended by this Amendment (together with the Schedules and Exhibits to the Agreement), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and thereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties hereto or thereto or any of their respective Affiliates relating to the transactions contemplated hereby and thereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by the Agreement, as amended by this Amendment, exist between the Parties except as expressly set forth or referenced in the Agreement, as amended by this Amendment, or any related ancillary documents.

2.5 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Next]

IN WITNESS WHEREOF the Parties have hereunto caused this Amendment to be duly executed as of the date hereof.

GORDON POINTE ACQUISITION CORP

By:	/s/ James J. Dolan
Name:	James J. Dolan
Title:	Chairman & CEO

GPAQ Acquisition Holdings, Inc.

By:	/s/ James J. Dolan
Name:	James J. Dolan
Title:	Chairman & CEO

GPAQ Acquiror Merger Sub, Inc.

By:	/s/ Douglas L. Hein
Name:	Douglas L. Hein
Title:	Chief Financial Officer

GPAQ Company Merger Sub, LLC

By:	/s/ Douglas L. Hein
Name:	Douglas L. Hein
Title:	Chief Financial Officer

[Signature Page to Amendment No. 2 to Agreement and Plan of Merger]

HOF VILLAGE, LLC

By:	/s/ Michael Crawford
Name:	Michael Crawford
Title:	Chief Executive Officer

HOF VILLAGE NEWCO, LLC

By:	HOF Village, LLC, its Sole Member

	By:	/s/ Michael Crawford
	Name:	Michael Crawford
	Title:	Chief Executive Officer

[Signature Page to Amendment No. 2 to Agreement and Plan of Merger]

EXHIBIT A

Form of Director Nominating Agreement

See attached.